EXHIBIT 99.1

April 26, 2013

DTE Energy reports first quarter 2013 results;
Announces upcoming analyst day on May 1

DETROIT - DTE Energy (NYSE:DTE) today reported first quarter 2013 earnings of $234 million, or $1.34 per diluted share, compared with $156 million, or $0.91 per diluted share in 2012. The majority of the increase is driven by a return to near-normal weather in the first quarter of 2013 after a record warm 2012 winter, operating cost improvements at the utilities, and solid performance from the non-utility businesses.

Operating earnings for the first quarter 2013 were also $234 million, or $1.34 per diluted share, compared with 2012 operating earnings of $156 million, or $0.91 per diluted share. Operating earnings exclude non-recurring items and discontinued operations.

“Our financial results are up strongly versus last year principally due to weather,” said Gerard M. Anderson, DTE Energy's chairman, president and CEO. “The winter weather last year was like the house guest who never arrived; this year it was like the house guest who refused to leave! But many things beyond our financial results showed great progress in the first quarter as well, which I found especially gratifying.”

When highlighting recent accomplishments, Anderson noted the following awards and recognition:

Continuous        DTE's continuous improvement effort was recognized as the “Best

Improvement:	Process Improvement Program” at the 2013 Global Process Excellence Awards
in London.

Customer        Both DTE Gas and DTE Electric continue to climb in J.D. Power and Associates

Satisfaction:	customer satisfaction survey. Further, J.D. Power ranked DTE Energy's mobile device offerings as best among forty-eight companies, and its website ranked sixth out of 48 companies.

Employee        DTE Energy was named a “2013 Gallup Great Workplace” award winner by the Engagement:        Gallup organization. This honor recognizes companies that have a proven track             record for driving business outcomes through high employee engagement.

Employee &        DTE Energy was recognized by Professional Women's Magazine and the Black
Supplier         EOE Journal as a “2013 Best of the Best” company for its work in promoting and

Diversity:	valuing diversity in the workplace.

Anderson added “We are working hard to become the best operated energy company in North America. We know we haven't achieved that aspiration, but I believe this recognition signals that we are on the right track.”
David E. Meador, DTE Energy executive vice president and chief financial officer, said that the Company performed well in the first quarter and is on track to deliver on its financial and operational goals for 2013. "We will continue to focus on maintaining solid earnings and cash flow combined with a strong balance sheet, while ensuring that our underlying priority is to provide our customers with clean, safe and reliable energy at an affordable price,” Meador added.

Meador also noted that senior management will provide a Company overview and financial outlook at an Analyst Day from 8:30 a.m. to 11:30 a.m. on Wednesday, May 1.

The meeting will be webcast. To access the webcast, go to DTE Energy's website, www.dteenergy.com, and select “DTE Energy Company” and “Investors” and go to the “Webcasts/Presentations” section of the “Analyst Center”.

This earnings announcement, as well as a package of slides and supplemental information, is available at www.dteenergy.com.

DTE Energy plans to conduct a conference call with the investment community hosted by Meador at 9:00 a.m. ET today, to discuss first quarter 2013 earnings results. Investors, the news media and the public may listen to a live internet broadcast of the call at www.dteenergy.com/investors. The telephone dial-in numbers are US/CAN Toll free: (888) 264-8943 or Int'l Toll: (913) 312-6667. The passcode is 4182371. The internet broadcast will be archived on company's website. An audio replay of the call will be available from noon today to May 10. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 4182371.

DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include DTE Electric, an electric utility serving 2.1 million customers in Southeastern Michigan, DTE Gas, a natural gas utility serving 1.2 million customers in Michigan and other non-utility, energy businesses focused on gas storage and pipelines, power and industrial projects, and energy trading. Information about DTE Energy is available at dteenergy.com, twitter.com/dte_energy and facebook.com/dteenergy.

Use of Operating Earnings Information - DTE Energy management believes that operating earnings provide a more meaningful representation of the company's earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

In this release, DTE Energy discusses 2013 operating earnings guidance. It is likely that certain items that impact the company's 2013 reported results will be excluded from operating results. Reconciliations to the comparable 2013 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy's financial results and estimates of future prospects, and actual results may differ materially.

Many factors may impact forward-looking statements including, but not limited to, the following: impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals or new legislation; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; economic conditions and population changes in our geographic area resulting in changes in demand, customer conservation, increased thefts of electricity and gas and high levels of uncollectible accounts receivable; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements; health, safety, financial, environmental and regulatory risks associated with ownership and operation of nuclear facilities; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; volatility in the short-term natural gas storage markets impacting third-party storage revenues; access to capital markets and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; the potential for increased costs or delays in completion of significant construction projects; the uncertainties of successful exploration of unconventional gas and oil resources and challenges in estimating gas and oil reserves with certainty; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; unplanned outages; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; employee relations and the impact of collective bargaining agreements; the availability, cost, coverage and terms of insurance and stability of insurance providers; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; binding arbitration, litigation and related appeals; and the risks discussed in our public filings with the Securities and Exchange Commission. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause our results to differ materially from those contained in any forward-looking statement. Any forward-looking statements refer only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This presentation should also be read in conjunction with the “Forward-Looking Statements” sections in each of DTE Energy's and DTE Electric's 2012 Forms 10-K (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and DTE Electric.
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For further information, members of the media may call:
Scott Simons (313) 235-8808
Alejandro Bodipo-Memba (313) 235-3202

Analysts, for further information call:
Anastasia Minor (313) 235-8466
Benny Riggi (313) 235-3208

DTE Energy Company
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31
	2013	2012
	(In millions, except per share amounts)
Operating Revenues	$2,516	$2,239
Operating Expenses
Fuel, purchased power and gas	1,024	889
Operation and maintenance	735	721
Depreciation, depletion and amortization	259	227
Taxes other than income	94	95
Asset (gains) and losses, reserves and impairments, net	(6)	(5)
	2,106	1,927
Operating Income	410	312
Other (Income) and Deductions
Interest expense	109	113
Interest income	(2)	(2)
Other income	(44)	(37)
Other expenses	7	7
	70	81
Income Before Income Taxes	340	231
Income Tax Expense	105	73

Net Income	235	158

Less: Net Income Attributable to Noncontrolling Interest	1	2
Net Income Attributable to DTE Energy Company	$234	$156

Basic Earnings per Common Share
Net Income Attributable to DTE Energy Company	$1.35	$0.91

Diluted Earnings per Common Share
Net Income Attributable to DTE Energy Company	$1.34	$0.91

Weighted Average Common Shares Outstanding
Basic	173	170
Diluted	173	170
Dividends Declared per Common Share	$0.62	$0.59

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended
	March 31
	2013	2012
	(In millions)
DTE Electric	$115	$96

DTE Gas	96	52

Non-utility Operations
Gas Storage and Pipelines	17	17

Power and Industrial Projects	12	8

Energy Trading	7	(2)

Total Non-utility operations	36	23

Corporate and Other	(13)	(15)

Net Income Attributable to DTE Energy Company	$234	$156

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended
	March 31
	2013	2012
	(In millions)
DTE Electric	$0.66	$0.56

DTE Gas	0.55	0.31

Non-utility Operations
Gas Storage and Pipelines	0.10	0.10

Power and Industrial Projects	0.07	0.05

Energy Trading	0.04	(0.01)

Total Non-utility operations	0.21	0.14

Corporate and Other	(0.08)	(0.10)

Net Income Attributable to DTE Energy Company	$1.34	$0.91